UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

DEMANDWARE, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35450	20-0982939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Wall Street Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (888) 553-9216

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2013, the Compensation Committee of the Board of Directors (the “Board”) of Demandware, Inc. (the “Company”) approved cash bonus awards to its executive officers under the Company’s 2012 incentive compensation plan (the “2012 Incentive Plan”). In making its determination regarding bonus awards under the 2012 Incentive Plan, the Compensation Committee considered the Company’s achievement with respect to several corporate performance metrics approved by the Board at the beginning of 2012 and the achievement by the Company’s executive officers of individual performance objectives established at the beginning of 2012.

The table below sets forth the 2012 corporate performance objectives and, with respect to each objective, the relative weighting, the performance and threshold targets, the Company’s actual achievement during 2012 and the weighted achievement percentage. Pursuant to the 2012 Incentive Plan, for any corporate performance metric for which the actual achievement was determined to be below the threshold, the weighted achievement percentage for that metric was 0%.

2012 Performance Objectives	Relative Weighting	Performance Target (for 100% payout)	Threshold Target	2012 Actual Achievement	Weighted Achievement Percentage
Subscription Revenue	40%	$71.0 million	$71.0 million	$67.9 million	0%

Average annual contract value (“ACV”) for customer contracts executed in 2012	40%	$26.9 million	$20.3 million	$18.9 million	0%

Processing efficiency	20%	*	*	90% of performance target	18%

* The Company does not disclose target or achievement information regarding processing efficiency because the disclosure of such information would result in competitive harm.

Based on the Company’s overall performance in 2012, the Compensation Committee determined that it was appropriate to award a discretionary increase of 42% in the corporate achievement percentage, resulting in an aggregate corporate achievement percentage of 60% under the 2012 Incentive Plan. In addition to the corporate performance metrics described above, the Compensation Committee considered the achievement by the Company’s executive officers of individual objectives.

Mr. Ebling’s individual objectives included the achievement of specified thresholds of subscription gross margins (20%), gross merchandise volume (20%), revenue growth (20%), platform innovation (20%) and operational efficiency (20%). The Compensation Committee determined that Mr. Ebling achieved 85% of his individual objectives for 2012, substantially achieving his objectives with regard to subscription gross margins, platform innovation and operational efficiency, and, to a lesser extent, revenue growth and gross merchandise volume.

Mr. Dussault’s individual objectives included completion of the Company’s initial public offering (20%), development and implementation of public company financial controls (20%), timely and effective internal financial reporting (20%), effective budgeting and financial planning (20%) and support related to Company growth (20%). The Compensation Committee determined that Mr. Dussault achieved 100% of his individual objectives for 2012.

Mr. Barnett’s individual objectives included achievement of the Company’s new customer ACV objective (16%), achievement of the Company’s subscription revenue objective (16%), customer satisfaction (16%), expansion into Asia-Pacific (“APAC”) (16%), development of a corporate development process (16%) and achievement of specified partner implementations (16%). The Compensation Committee determined that Mr. Barnett achieved 85% of his individual objectives for 2012, substantially achieving his objectives with regard to customer satisfaction, development of a corporate development process and partner implementations, and, to a lesser extent, new customer ACV, subscription revenue and APAC expansion.

Mr. Whitcomb’s individual objectives included maintaining historical service level availability thresholds (20%), APAC expansion (20%), achievement of specified innovation initiatives (20%), achievement of specified technology updates (20%) and achievement of the Company’s processing efficiency objective (20%). The Compensation Committee determined that Mr. Whitcomb achieved 85% of his individual objectives for 2012, substantially achieving his objectives with regard to service level availability and processing efficiency, and, to a lesser extent, APAC expansion, innovation initiatives and technology updates.

The following table sets forth the target bonus amounts and the actual bonus paid to each of Messrs. Ebling, Dussault, Barnett and Whitcomb under the 2012 Incentive Plan:

Executive Officer	2012 Target Bonus Amount	2012 Actual Bonus Amount
Thomas D. Ebling	$300,000	$158,400
Scott J. Dussault	$100,000	$60,000
Jeffrey G. Barnett	$75,000	$39,600
Wayne R. Whitcomb	$80,000	$42,240

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDWARE, INC.

Date: February 15, 2013	By:	/s/ Sheila M. Flaherty
Sheila M. Flaherty Senior Vice President and General Counsel